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                                                                   Exhibit 10.39

                              Letter of Undertaking

     I, Wang Qindai, a citizen of the People's Republic of China (the "PRC"), the ID Card Number 110102641107155, hereby irrevocably undertakes as follows:

     I, during the time I am the general manager of Hurray! Times Communications (Beijing) Ltd., exercise by myself at the shareholders' meetings of Beijing Cool Young Information Technology Co., Ltd. ("Company") the full voting rights as the shareholder of the Company as have been given to me by law and under the Articles of Association of the Company, including but not limited to, the voting rights regarding the sale or transfer of any or all of the shares of the Company held by myself and the designation and appointment of the directors of the Company at the shareholders' meeting of the Company.

     Once I no longer hold the position of general manager of Hurray! Times Communications (Beijing) Ltd., I shall designate/authorize the Chinese successor of the position of the general manager of Hurray! Times Communications (Beijing) Ltd. to exercise the full voting rights on behalf of myself at the shareholders' meetings of the Company.

     The term of this Letter of Undertaking is 10 years commencing from the execution date of this Letter of Undertaking unless the early termination of the Operating Agreement jointly executed by the Company, Hurray! Times Communications (Beijing) Ltd., myself and Hurray! Solutions Ltd. by any reason. This Letter of Undertaking is executed in Chinese.


                                                         /s/ Wang Qindai
                                                         -----------------------
                                                         May 5, 2004